Exhibit (a)(1)(iii)

AMENDMENT NO. 2

ASSURE HOLDINGS CORP.

OFFER TO EXCHANGE

SHARES OF COMMON STOCK

FOR

OUTSTANDING 9% CONVERTIBLE NOTES DUE 2023 AND 2024

ISSUED BY ASSURE HOLDINGS CORP.

JULY 12, 2024

THE CONVERTIBLE NOTE EXCHANGE OFFER WILL EXPIRE AT 11:59 P.M., DENVER TIME, ON JULY 19, 2024 UNLESS EXTENDED (SUCH TIME AND DATE, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

This Amendment No. 2 (this “Amendment No. 2”) amends the information previously provided in the Offer Letter, dated June 21, 2024, as amended by the Amendment No. 1 to the Offer Letter dated July 3, 2024 (as amended through July 3, 2024 the “Amended Offer Letter”) of Assure Holdings Corp. (the “Company”), whereby the Company is offering to certain holders of 9% convertible debentures of the Company (“Holders”) issued between December 2019 and April 2020 (the “Assure Convertible Debentures”) the opportunity to exchange, for each $1,000 claim, consisting of principal amount, and accrued and unpaid interest through, and including, July 19, 2024, 238.44 shares (4,291.85 shares on a pre-reverse split basis) of the Company’s common stock (the “Common Stock”) equal to the quotient of $1,000 divided by a per share price of $4.194 ($0.233 on a pre-reverse split basis), as adjusted for a 1-for-18 reverse stock split which took effect on July 9, 2024 (the “Convertible Note Exchange Offer’). Except as amended and supplemented hereby, the information in the Amended Offer Letter remains unchanged. To the extent there are any conflicts between the information in this Amendment No. 2 and the information in the Amended Offer Letter, the information in this Amendment No. 2 hereby replaces and supersedes all such information.

All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Amended Offer Letter.

The amendments set forth below are identical to those set out in Amendment No. 3 to the Tender Offer Statement on Schedule TO (the “Schedule TO-I/A”), which was filed by the Company with the SEC on July 12, 2024. The Schedule TO-I/A amends and supplements the Tender Offer Statement on Schedule TO initially filed by the Company with the SEC on June 21, 2024, as amended on July 3, 2024 and July 9, 2024.

This Amendment No. 2 should be read in conjunction with the Amended Offer Letter and the Letter of Transmittal (as amended). All references to the “Convertible Note Exchange Offer” in the Amended Offer Letter and Letter of Transmittal (as amended) mean the Convertible Note Exchange Offer as amended hereby, all references in such documents to the “Offer Letter” mean the Amended Offer Letter as amended hereby, and all references in such documents to the “Letter of Transmittal” include the Letter of Transmittal, as amended. Except as set forth in the amendments below or as otherwise set forth herein, the terms set forth in the Amended Offer Letter continue to be applicable in all respects. Unless the context requires otherwise, capitalized terms used in this Amendment No. 2 and not defined herein that are defined in the Amended Offer Letter have the respective meanings ascribed thereto in the Amended Offer Letter.

The expiration date of the Convertible Note Excahnge Offer is not being extended at this time. The Convertible Note Exchange Offer expires at 11:59 p.m. (Denver time) on July 19, 2024, unless extended by the Company.

 The Amended Offer Letter is amended as follows:

(1)	The sixth paragraphs of the Offer Letter cover page under the heading “The Offer” is amended and restated as follows:

“The Offer is made upon the terms in this Offer Letter and related Letter of Transmittal. The Offer will be open until July 19, 2024, at 11:59 p.m. Denver Time, unless otherwise extended by the Company (the period during which the Convertible Note Exchange Offer is open, giving effect to any further extension, is referred to herein as the “Offer Period”). The Offer is not made to those holders who reside in states or other jurisdictions where an offer, solicitation or sale would be unlawful.”

(2)	On page 13, Question 30 and its answer is amended and restated as follows:

“Q30. Under what circumstances can the Convertible Note Exchange Offer be extended or amended?

A30. We reserve the right to extend the Convertible Note Exchange Offer for any reason or no reason at all. We also expressly reserve the right, at any time or from time to time, to amend the terms of the Convertible Note Exchange Offer in any respect prior to the Expiration Date of the Convertible Note Exchange Offer. Further, we may be required by law to extend the Convertible Note Exchange Offer if we make a material change in the terms of the Convertible Note Exchange Offer or in the information contained in this Offering Letter. During any extension of the Convertible Note Exchange Offer, Assure Convertible Debentures that were previously tendered and are not validly withdrawn will remain subject to the Convertible Note Exchange Offer. For more information regarding our right to extend or amend the Convertible Note Exchange Offer, see “The Convertible Note Exchange Offer—Expiration of the Convertible Note Exchange Offer; Extension of Offer.””

(3)	On page 16, the risk factor Holders may not receive Exchange Consideration in the Convertible Note Exchange Offer if the procedures for the Convertible Note Exchange Offer are not followed is amended and restated as follows:

“Holders may not receive Exchange Consideration in the Convertible Note Exchange Offer if the procedures for the Convertible Note Exchange Offer are not followed.

We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt), and acceptance of any Assure Convertible Debentures. We reserve the right to reject any form or any Assure Convertible Debentures tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept., which judgment shall be final, subject to the judgments of any courts with jurisdiction over us that might provide otherwise. We will accept all properly tendered Assure Convertible Debentures that are not validly withdrawn, subject to the terms of this Convertible Note Exchange Offer. No tender of Assure Convertible Debentures will be deemed to have been properly made until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities, and we will not incur any liability for failure to give any notice.”